EX-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 26, 2014

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of certain series of Delaware Pooled Trust listed below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 fees, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period February 27, 2014 through February 27, 2015. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

Fund	Expense Cap
DPT Large-Cap Value Equity	0.70%
DPT Select 20	0.89%
DPT High-Yield Bond	0.59%
DPT Real Estate Invest Trust II	0.95%
DPT Core Plus Fixed Income	0.45%
DPT Focus Smid-Cap Growth Equity	0.92%
DPT Core Focus Fixed Income	0.43%
DPT Large Cap Growth Equity	0.65%
DPT Emerging Markets II	1.20%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	February 26, 2014